                                                                    EXHIBIT 99.1



SELECTED CONSOLIDATED FINANCIAL DATA

        The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes included in this Report.

                                                                           YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------------------------
                                                   1997           1996            1995            1994            1993
                                                 --------       --------        --------        --------        --------
                                                                 (in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:(1)
Revenues                                         $ 89,996       $ 41,895        $ 12,299        $  1,512        $    672
Costs and expenses:
   Research and development                        72,452         41,337          19,272          11,169           4,764
   Selling, general and administrative             13,928          6,957           3,952           2,328             737
   Charge for purchase of  in-process
       research and development                        --          3,165              --              --              --
                                                 --------       --------        --------        --------        --------
         Total costs and expenses                  86,380         51,459          23,224          13,497           5,501
                                                 --------       --------        --------        --------        --------
Income (loss) from operations                       3,616         (9,564)        (10,925)        (11,985)         (4,829)
Interest and other income, net
   and losses from joint venture                    3,840          2,288             988             510              60
                                                 --------       --------        --------        --------        --------
Income (loss) before income taxes                   7,456         (7,276)         (9,937)        (11,475)         (4,769)
Provision for income taxes                            548             --              --              --              --
                                                 --------       --------        --------        --------        --------
Net income (loss)                                $  6,908       $ (7,276)       $ (9,937)       $(11,475)       $ (4,769)
                                                 ========       ========        ========        ========        ========

Basic net income (loss) per share(2),(3)         $   0.28       $  (0.32)       $  (0.53)       $  (0.82)       $  (1.46)
                                                 ========       ========        ========        ========        ========
Number of shares used in computation
   of basic net income (loss) per share            24,300         22,398          18,819          14,060           3,264
                                                 ========       ========        ========        ========        ========

Diluted net income (loss) per share(2),(3)       $   0.26       $  (0.32)       $  (0.53)       $  (0.82)       $  (1.46)
                                                 ========       ========        ========        ========        ========
Number of shares used in computation
   of diluted net income (loss) per share          26,498         22,398          18,819          14,060           3,264
                                                 ========       ========        ========        ========        ========



                                                                            DECEMBER 31,
                                          -----------------------------------------------------------------------------
                                            1997             1996              1995            1994              1993
                                          ---------        ---------        ---------        ---------        ---------
                                                                            (in thousands)
BALANCE SHEET DATA:(1)
Cash, cash equivalents and
   securities available-for-sale          $ 119,095        $  40,238        $  41,218        $  25,257        $  15,540
Working capital                              90,700           21,351           39,015           20,866           14,865
Total assets                                199,089           69,173           58,892           29,350           17,807
Noncurrent portion of capital lease
   obligations and notes payable                801               37              147              148              517
Accumulated deficit                         (30,129)         (37,037)         (29,761)         (19,824)          (8,349)
Stockholders' equity                        145,702           44,834           47,606           24,344           16,451

(1) Financial data for the years ended December 31, 1993, 1994, 1995, and 1996, restated to reflect combined results and financial position of Incyte, and Genome Systems, Inc. All periods restated to reflect combined results and financial position of Incyte, and Synteni, Inc.

(2) Basic and diluted net income (loss) per share for all periods have been restated in accordance with FASB 128, which the Company adopted on December 31, 1997 (see Footnote 1 to consolidated financial statements).

(3) Basic and diluted net income (loss) per share for 1993 has been restated to retroactively eliminate cheap stock in accordance with the requirements of Staff Accounting Bulletin No. 98, issued by the staff of the Securities and Exchange Commission in February 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements and related Notes included elsewhere in this Report.

        When used in this discussion, the words "expects," "anticipates," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements, which include statements as to expected expenditure levels and the adequacy of capital resources, are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those risks discussed below, as well as the extent of utilization of genomic information by the pharmaceutical industry in both research and development; risks relating to the development of new products and their use by potential collaborators of the Company; the impact of technological advances and competition; the ability of the Company to obtain and retain customers; competition from other entities; early termination of a database collaboration agreement or failure to renew an agreement upon expiration; the ability to successfully integrate the operations of recent business combinations; the cost of accessing technologies developed by other companies; uncertainty as to the scope of coverage, enforceability or commercial protection from patents that issue on gene sequences and other genetic information; the viability of joint ventures and businesses in which the Company has purchased equity; and the matters discussed below under the caption "Factors That May Affect Results." These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

OVERVIEW

        Incyte Pharmaceuticals, Inc. (the "Company") designs, develops and markets genomic database products, genomic data management software tools, gene expression microarray services and genomic reagents. The Company's genomic databases integrate bioinformatics software with proprietary and, when appropriate, publicly available genetic information to create information-based tools used by pharmaceutical and biotechnology companies in drug discovery and development. In building the databases, the Company utilizes high-throughput, computer-aided gene sequencing and analysis technologies to identify and characterize the expressed genes of the human genome, as well as certain animal, plant and microbial genomes. Revenues recognized by the Company are predominantly related to database collaboration agreements and consist primarily of non-exclusive database access fees. Revenues also include sales of genomic screening products and services and fees for custom or "satellite" database services. The Company's database collaboration agreements provide for future milestone payments and royalties from the sale of products derived from proprietary information obtained through the databases. There can be no assurance that any database collaborators will ever generate products from information contained within the databases and thus that the Company will ever receive milestone payments or royalties.

        In January 1998, the Company completed the merger with Synteni, Inc. ("Synteni"), a microarray-based gene expression company, located in Fremont, California. The transaction has been accounted for as a pooling-of-interests, and the consolidated financial statements discussed herein and all historical financial information have been restated to reflect the combined operations of both companies. Synteni's ability to contribute to revenues and income from operations will be dependent on the ability of the Company of obtain high volume customers for Synteni's microarray services. Prior to the merger, Synteni's microarray service agreements consisted of small volume pilot or feasibility agreements.

        In July 1996, the Company issued Common Stock in exchange for all of the outstanding shares of Genome Systems, Inc. ("Genome Systems"), a genomics service company located in St. Louis, Missouri. The transaction has been accounted for as a pooling of interests, and the consolidated financial statements discussed herein and all historical financial information have been restated to reflect the combined operations of both companies. In August 1996, the Company acquired for Common Stock Combion, Inc. ("Combion"), a microarray technology company located in Pasadena, California. The acquisition of Combion has been accounted for as a purchase, and the consolidated financial statements discussed herein include the results of Combion from the date of acquisition, August 15, 1996, forward. In September 1997, the Company formed a joint venture, diaDexus, LLC ("diaDexus"), with SmithKline Beecham Corporation ("SB"), which will utilize genomic and bioinformatic technologies in the discovery and commercialization of molecular diagnostics. The Company and SB each hold a 50 percent equity interest in diaDexus. The investment is accounted for under the equity method and the Company will record its share of diaDexus' earnings and losses on its statement of operations.

        The Company's investments in joint ventures and businesses, particularly diaDexus may require the Company to record losses or expenses related to its proportionate ownership interest in such entities, to record charges for the acquisition of in-process technologies, or to record charges for the recognition of the impairment in the value of the securities underlying such investments. One equity investment, OncorMed, Inc.("OncorMed"), received a report from its independent auditors for the year ended December 31, 1997 which expressed substantial doubt as to OncorMed's ability to continue as a going concern. OncorMed is pusuing various financing options and the Company will continue to evaluate its investments in OncorMed and all of its long-term equity investments for impairment on a quarterly basis.

        While the Company reported net income for 1997, there can be no assurance that the Company can maintain profitability. The Company's ability to maintain significant revenues will be dependent upon its ability to obtain additional database collaborators and retain existing collaborators. The Company's ability to maintain profitability will also be dependent upon the level of expenditures necessary for the Company to maintain and support its services to its collaborators and the extent to which it incurs research and development, investment, acquisition-related or other expenses related to the development and provision of its products and services to database collaborators. Further, the Company's database collaboration agreements typically have a term of three years. Some of these agreements require the Company to meet certain performance obligations. These agreements may not be renewed upon expiration and a database collaboration agreement may be terminated earlier by a collaborator if the Company breaches the agreement There can be no assurance that any of the Company's database collaboration agreements will be renewed upon expiration or not terminated earlier in accordance with its terms. The loss of revenues from any database collaborator could have a material adverse effect on the Company's business, financial condition and results of operations. See "Factors That May Affect Results -- History of Operating Losses; Uncertainty of Continued Profitability or Revenues."

        The Company's operating results may fluctuate significantly from quarter to quarter as a result of a variety of factors including changes in the demand for the Company's products and services; the pricing of database access to database collaborators; the nature, pricing and timing of other products and services provided to the Company's collaborators; changes in the research and development budgets of the Company's collaborators and potential collaborators; capital expenditures; acquisition and licensing costs and other costs related to the expansion of the Company's operations, including operating losses of acquired businesses such as Synteni; the introduction of competitive databases or services; and expenses related to, and results of, litigation. In particular, the Company has a limited ability to control the timing of database installations; there is a lengthy sales cycle required for the Company's database products; the Company's revenue levels are difficult to forecast; the time required to complete custom orders can vary significantly; and the Company's increasing investments in external alliances could result in significant quarterly fluctuations in expenses due to the payment of milestones, license fees or research payments.

        The need for continued investment in development of the Company's databases and related products and services and for extensive ongoing collaborator support capabilities results in significant fixed expenses. If revenue in a particular period does not meet expectations, the Company may not be able to adjust significantly its level of expenditures in such period, which would have an adverse effect on the Company's operating results. The Company may also experience difficulty in forecasting levels of operating expenditures for, and integration-related expenses with respect to, subsidiaries acquired through acquisitions, at least until a substantial period of time has passed since the acquisition date. This is particularly true when attempting to forecast expenditure levels for acquired businesses that focus on technologies for which there is not yet an established market. The Company believes that quarterly comparisons of its financial results will not necessarily be meaningful and should not be relied upon as an indication of future performance. Due to the foregoing and other unforeseen factors, it is likely that in some future quarter or quarters the Company's operating results will be below the expectations of public market analysts and investors. See "Factors that May Affect Results - Fluctuations in Operating Results."

        In an effort to broaden its business, the Company is investing in a number of new areas, including microarray services, molecular diagnostics, pharmacogenomics and proteomics. Given that many of these areas address new markets, or involve untested technologies, it is not known if any of them will generate revenues or if any revenues that are generated will be sufficient to provide an adequate return on the investment. Depending on the investment required and the timing of such investments, expenses or losses related to these investments could adversely affect operating results.

        The Company could incur substantial expenses in its defense of the lawsuit filed in January 1998 by Affymetrix, Inc. ("Affymetrix") alleging patent infringement by Synteni and Incyte. Affymetrix seeks a permanent injunction enjoining Synteni and Incyte from further infringement and, in addition, seeks damages, costs, attorneys' fees and interest. Affymetrix further requests that any such damages be trebled on its allegation of willful infringement by Incyte and Synteni. Incyte and Synteni believe they have meritorious defenses and intend to defend the suit vigorously. However, there can be no assurance that Incyte and Synteni will be successful in the defense of this suit, and litigation, regardless of the outcome, could result in substantial expenses and diversion of the efforts of management and technical personnel. Further, there can be no assurance that any license that may be required as a result of this suit or the outcome thereof would be made available on commercially acceptable terms, if at all. See "Factors That May Affect Results -- Litigation."

        As part of its business strategy, the Company may from time to time acquire assets and businesses principally relating to, or complementary to, its operations. These acquisitions, such as the acquisitions mentioned above, are accompanied by risks commonly encountered in acquisitions of companies. These risks include, among other things, potential fluctuations in the Company's quarterly and annual operating results (as discussed above), the difficulty and expense of assimilating the operations and personnel of the acquired businesses, the potential disruption of the Company's ongoing business and diversion of management time and attention, the inability to successfully integrate or to complete the development and application of acquired technology and the potential failure to achieve anticipated financial, operating and strategic benefits from such acquisitions, and difficulties in establishing and maintaining uniform standards, controls, procedures and policies.

        See "Factors That May Affect Results" for a discussion of additional factors that could affect the Company's results of operations.


RESULTS OF OPERATIONS

        The Company recorded net income for the year ended December 31, 1997 of $6.9 million, compared to net losses of $7.3 million and $9.9 million for the years ended December 31, 1996 and 1995, respectively. On a per share basis, basic net income per share was $0.28 for the year ended December 31, 1997 and basic net loss per share was $0.32 and $0.53 for the years ended December 31, 1996 and 1995, respectively. Diluted net income per share was $0.26 for the year ended December 31, 1997 and diluted net loss per share was $0.32 and $0.53 for the years ended December 31, 1996 and 1995, respectively. The net income per share in 1997 reflects the issuance of approximately 2.7 million shares in an August 1997 follow-on public offering. The net loss per share in 1996 and 1995 reflects the issuance of approximately 0.6 million shares in 1996 in connection with the Company's business combinations with Genome Systems and Combion and the issuance of approximately 3.7 million shares in a November 1995 follow-on public offering. The net loss per share for all periods presented reflects the issuance of approximately 2.3 million shares in January 1998 in connection with the Company's business combination with Synteni. All share and per share data have been adjusted retroactively for a two-for-one stock split effected in the form of a stock dividend paid on November 7, 1997 to holders of record on October 17, 1997.

        Revenues. Revenues for the years ended December 31, 1997, 1996 and 1995 were $90.0 million, $41.9 million and $12.3 million, respectively. Revenues resulted primarily from database access fees and, to a much lesser extent, from custom satellite database services, genomic screening products and services, and gene expression services. The increase in revenues from year to year was predominantly driven by an increase in the number of database collaboration agreements.

        Expenses. Total costs and expenses for the years ended December 31, 1997, 1996 and 1995 were $86.4 million, $51.5 million and $23.2 million, respectively. Total costs and expenses for the year ended December 31, 1996 included a one-time charge of $3.2 million for the purchase of in-process research and development relating to the acquisition of Combion. Total costs and expenses are expected to increase in the foreseeable future due to the continued investment in new product development, bioinformatics, microarray production capacity, and growth in marketing, sales and customer services. However, if the Company does not obtain additional collaborators in a timely manner, if the Company's database collaborators do not renew their collaboration agreement at the end of their applicable terms, or if the delivery of custom orders is delayed, the Company may not be able to adjust significantly its level of expenditures in any period, which would have an adverse effect on the Company's operating results.

               Research and development expenses for the years ended December 31, 1997, 1996 and 1995 were $72.5 million, $41.3 million and $19.3 million, respectively. The increase in research and development expenses resulted primarily from an increase in bioinformatics and software development efforts, increased data and reagent production capacity, increased microarray production and technology development initiatives, license and milestone payments under research and development alliances, and increased costs related to intellectual property protection. The Company expects research and development spending to increase over the next few years as the Company continues to pursue the development of new database products and services, invest in new technologies, broaden its gene sequence and microarray production operations and invest in the continued protection of its intellectual property.

        Selling, general and administrative expenses for the years ended December 31, 1997, 1996 and 1995 were $13.9 million, $7.0 million and $4.0 million, respectively. The increase in selling, general and administrative expenses resulted primarily from the growth in marketing, sales, customer support, and corporate administration. The Company expects that selling, general and administrative expenses will continue to increase due to continued growth in marketing, sales and customer support; the expansion of the Company's United Kingdom operations; and legal expenses related to the Company's defense of the patent infringement lawsuit filed by Affymetrix in January 1998.

        Interest and Other Income, Net. Interest and other income, net for the years ended December 31, 1997, 1996 and 1995 were $4.1 million, $2.3 million and $1.0 million, respectively. Interest and other income, net increased as a result of increased interest income from higher average combined cash, cash equivalent and marketable securities balances.

        Losses from Joint Venture. Losses from joint ventures were $0.3 million for the year ended December 31, 1997. The loss represents the Company's share of diaDexus' losses from operations. Since diaDexus was formed in September 1997, no losses from joint ventures were recognized prior to 1997. The Company expects that losses from joint ventures will increase in 1998, accounting for a full year of expanding operations.

        Income Taxes. The estimated effective annual income tax rate for 1997 is 7.3%, which represents the provision of federal and state alternative minimum taxes after utilization of net operating loss carryforwards. No provisions have been recorded prior to the 1997 fiscal year as the Company incurred annual net operating losses.

LIQUIDITY AND CAPITAL RESOURCES

        As of December 31, 1997, the Company had $119.1 million in cash, cash equivalents, restricted cash and marketable securities, compared to $40.2 million as of December 31, 1996. This increase was primarily due to net proceeds of $87.2 million from the issuance of common stock in a July 1997 follow-on public offering. The Company has classified all of its marketable securities as short-term, as the Company may not hold its marketable securities until maturity in order to take advantage of favorable market conditions. Available cash is invested in accordance with the Company's investment policy's primary objectives of liquidity, safety of principal and diversity of investments.

        Net cash provided by operating activities was $17.7 million for the year ended December 31, 1997, compared to $18.5 million for the year ended December 31, 1996 and net cash used by operating activities of $8.8 million for the year ended December 31, 1995. The decrease in net cash provided by operating activities in 1997 compared to 1996 resulted primarily from increases in accounts receivable partially offset by the change from net loss to net income, increases in accrued and other liabilities, increases in deferred revenue due to the prepayment of database collaboration fees, and increased depreciation and amortization expenses. Net cash provided by operating activities in 1996 as compared to a use of cash in 1995 resulted from increases in deferred revenue and accounts payable, and decreases in net loss and accounts receivable. In the future, net cash generated by operating activities may fluctuate significantly from period to period due to the timing of large prepayments by database collaborators.

        The Company's investing activities, other than purchases, sales and maturities of marketable securities, have consisted predominantly of capital expenditures and long-term investments. Capital expenditures for the years ended December 31, 1997, 1996 and 1995 were $27.2 million, $20.5 million and $8.1 million, respectively. Capital expenditures increased in 1997 and 1996 primarily due to investments in computer and laboratory equipment as well as leasehold improvements related to the expansion of the Company's facilities. The Company has entered into a multi-year lease with respect to a 95,000 square foot building to be constructed adjacent to the Company's Palo Alto headquarters. The Company does not expect to incur expenses related to this facility until late 1998 or early 1999. Long-term investments in companies with which the Company has research and development alliances increased to $8.2 million for the year ended December 31, 1997 from $0.3 million for the year ended December 31, 1996. New investments in 1997 included equity investments in NetGenics, Inc. and OncorMed, Inc. In addition, $6.0 million was categorized as restricted cash due to future obligations to diaDexus pursuant to a joint venture agreement with SB entered into in 1997. In the future, net cash used by investing activities may fluctuate significantly from period to period due to the timing of strategic equity investments, capital expenditures and maturity/sales and purchases of marketable securities.

        Net cash provided by financing activities was $94.8 million, $1.5 million and $32.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. Net cash provided by financing activities in 1997 and 1995 was primarily due to proceeds from follow-on public stock offerings in August 1997 and November 1995, respectively, while net cash provided by financing activities in 1996 was due to issuances of common stock upon exercise of stock options.

        Based upon its current plans, the Company believes that its existing resources and anticipated cash flow from operations will be adequate to satisfy its capital needs at least through June 1999. However, the Company may be unable to obtain additional collaborators or retain existing collaborators for the Company's databases, and its database products and services may not produce revenues which, together with the Company's cash, cash equivalents and marketable securities, would be adequate to fund the Company's cash requirements. The Company's cash requirements depend on numerous factors, including the ability of the Company to attract and retain collaborators for its databases and genomic products and services; expenditures in connection with alliances, license agreements and acquisitions of and investments in complementary technologies and businesses; competing technological and market developments; the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; the purchase of additional capital equipment, including capital equipment necessary to ensure the Company's sequencing and microarray operations remain competitive; capital expenditures required to expand the Company's facilities; and costs associated with the integration of new operations assumed through mergers and acquisitions. In particular, the Company expects its cash requirements to increase in 1998 as it increases its investment in data processing-related computer hardware in order to support its existing and new database products; continues to seek access to technologies through investments, alliances, license agreements, and/or acquisitions; makes investments associated with integration of acquired companies;

and addresses its needs for larger facilities and/or improvements in existing facilities. The Company expects to continue to fund future operations with revenues from genomic database products and services in addition to using its current cash, cash equivalents and marketable securities. Changes in the Company's research and development plans or other changes affecting the Company's operating expenses may result in changes in the timing and amount of expenditures of the Company's capital resources. If additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to the Company's existing stockholders. Additional funding, if necessary, may not be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into collaborative arrangements that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets.

FACTORS THAT MAY AFFECT RESULTS

        Uncertain Effects of the Synteni Merger. The combination of Synteni and the Company involves several potential operating and business risks, including the integration of Synteni's and the Company's businesses and management in a timely, efficient and effective manner, the timely integration of Synteni's microarray technology and services with the Company's database products and services, integration of the respective sales and marketing and research and development efforts, and any resulting loss of efficiency or loss of employees. The combined companies may not realize any revenue enhancements or cost savings or maintain Synteni's business relationships with its customers after the merger. Also, any cost savings that are realized due to the merger may be offset by increases in other expenses or operating losses, including losses due to problems in integrating the two companies. See " -- Risks Associated With Acquisitions." Although the Company believes that beneficial synergies will result from the Synteni merger, the combination of the two companies' businesses, even if achieved in an efficient, effective and timely manner, may not result in combined results of operations and financial condition superior to what would have been achieved by each company independently, and may take longer than expected. See " -- History of Operating Losses; Uncertainty of Continued Profitability or Revenues."

        Risks Associated with Acquisitions. As part of its business strategy, the Company may from time to time acquire assets and businesses principally relating to, or complementary to, its operations. These acquisitions may include acquisitions for the purpose of acquiring specific technology. The Company acquired two companies, Genome Systems, Inc. and Combion, Inc., in 1996 and acquired Synteni in January 1998. If the Company acquires additional businesses that are not located near the Company's Palo Alto, California headquarters, the Company may experience more difficulty integrating and managing the acquired businesses' operations. These and any other acquisitions by the Company involve risks commonly encountered in acquisitions of companies. These risks include, among other things, the following: the Company may be exposed to unknown liabilities of acquired companies; the Company may incur acquisition costs and expenses higher than it anticipated; fluctuations in the Company's quarterly and annual operating results may occur due to the costs and expenses of acquiring and integrating new businesses or technologies; the Company may experience difficulty and expense of assimilating the operations and personnel of the acquired businesses; the Company's ongoing business may be disrupted and its management's time and attention may be diverted; the Company may be unable to integrate successfully or to complete the development and application of acquired technology and may fail to achieve the anticipated financial, operating and strategic benefits from these acquisitions; the Company may experience difficulties in establishing and maintaining uniform standards, controls, procedures and policies; the Company's relationships with key employees and customers of acquired businesses may be impaired, or these key employees and customers may be lost, as a result of changes in management and ownership of the acquired businesses; the Company may incur amortization expenses if an acquisition is accounted for as a purchase; and the Company's stockholders may be diluted if the consideration for the acquisition consists of equity securities. The Company may not overcome these risks or any other problems encountered in connection with acquisitions. If the Company is unsuccessful in doing so, its business, financial condition and results of operations could be materially and adversely affected.

        History of Operating Losses; Uncertainty of Continued Profitability or Revenues. For the years ended December 31, 1996 and 1995, the Company had net losses of $7.3 million and $9.9 million, respectively, and as of December 31, 1997, the Company had an accumulated deficit of $30.1 million. The Company has experienced substantial revenue growth since 1995 and has reported quarterly profits only since the first quarter of 1997. However, the Company may not be able to maintain revenue growth or profitability. The Company's continued investment in new product and technology development, obligations under existing and future research and development alliances, and increased investment in marketing, sales and customer service will require a continued increase in expenditures in 1998 and beyond. Synteni's ability to contribute to the profitability of the Company will be dependent on the ability of the Company and Synteni to obtain high volume customers for Synteni's microarray services and the costs associated with increasing microarray production capacity. Prior to the Merger, Synteni's microarray service agreements consist of small volume pilot or feasibility agreements. The Company's ability to achieve and maintain significant revenues will be dependent upon its ability to obtain additional database collaborators and retain existing collaborators. The Company's ability to maintain profitability will be dependent upon its ability to obtain such database collaborators, the level of expenditures necessary for the Company to maintain and support its services to its collaborators, and the extent to which it incurs research and development, investment, acquisition-related or other expenses related to the development and provision of its products and services to database collaborators. While, as of April 1998, the Company had twenty-one database collaborations, the Company may be unable to enter into any additional collaborations. Further, the Company's database collaboration agreements typically have a term of three years. Some of these agreements require the Company to meet certain performance obligations. These agreements may not be renewed upon expiration, and a database collaboration agreement may be terminated earlier by a collaborator if the Company breaches the agreement and fails to cure such breach within a specified period. The loss of revenues from any database collaborator could have a material adverse effect on the Company's business, financial condition and results of operations.

        Part of the Company's commercialization strategy is to license to database collaborators the Company's patent rights to individual partial genes or full-length cDNA sequences from the Company's proprietary sequence database, for development as potential pharmaceutical, diagnostic or other products. Any potential product that is the subject of such a license will require several years of further development, clinical testing and regulatory approval prior to commercialization. Accordingly, the Company does not expect to receive any milestone or royalty payments from any such licenses for a substantial period of time, if at all.

        Fluctuations in Operating Results. The Company's operating results may fluctuate significantly from quarter to quarter as a result of a variety of factors, including; changes in the demand for the Company's products and services; the pricing of database access to database collaborators; the nature, pricing and timing of other products and services provided to the Company's collaborators; changes in the research and development budgets of the Company's collaborators and potential collaborators; capital expenditures; acquisition and licensing costs and other costs related to the expansion of the Company's operations, including operating losses of acquired businesses such as Synteni; the introduction of competitive databases or services; and expenses related to, and results of, litigation (including the lawsuit filed by Affymetrix described below under "-Litigation") and other proceedings relating to intellectual property rights. In particular, the Company has a limited ability to control the timing of database installations, there is a lengthy sales cycle required for the Company's database products, the Company's revenue levels are difficult to forecast, the time required to complete custom orders can vary significantly and the Company's increasing investments in external alliances could result in significant quarterly fluctuations in expenses due to the payment of milestones, license fees or research payments.

        The Company's investments in joint ventures and businesses, particularly diaDexus, a joint venture with SB, may require the Company to record losses or expenses related to its proportionate ownership interest in such entities, to record charges for the acquisition of in-process technologies, or to record charges for recognition of the impairment in the value of the securities underlying such investments. To date, exclusive of losses from joint ventures, the Company has not incurred significant losses on its long-term equity investments. One entity in which the Company has made an equity investment, OncorMed, received a report from its independent auditors for the year ended December 31, 1997 which expressed substantial doubt as to OncorMed's ability to continue as a going concern. OncorMed has indicated to the Company that it is pursuing various financing options and the Company will continue to evaluate its investment in OncorMed and all of its long-term equity investments for impairment on a quarterly basis. In an effort to broaden its business, the Company is investing in a number of new areas, including microarray services, molecular diagnostics, pharmacogenomics and proteomics. Given that many of these address new markets, or involve untested technologies, it is not known if any of them will generate revenues or if the revenues will be sufficient to provide an adequate return on the investment. Depending on the investment required and the timing of such investments, expenses or losses related to these investments could adversely affect operating results.

        The need for continued investment in development of the Company's databases and related products and services and for extensive ongoing collaborator support capabilities results in significant fixed expenses. If revenue in a particular period does not meet expectations, the Company may not be able to adjust significantly its level of expenditures in such period, which would have an adverse effect on the Company's operating results. The Company may also experience difficulty in forecasting levels of operating expenditures for, and integration-related expenses with respect to, subsidiaries acquired through acquisitions, at least until a substantial period of time has passed since the acquisition date. This is particularly true when attempting to forecast expenditure levels for acquired businesses that focus on technologies for which there is not yet an established market. The Company believes that quarterly comparisons of its financial results will not necessarily be meaningful and should not be relied upon as an indication of future performance. Due to the foregoing and other unforeseen factors, it is likely that in some future quarter or quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected.

        Competition and Technological Changes. There are a finite number of genes in the human genome, and competitors may seek to identify, sequence and determine in the shortest time possible the biological function of a large number of genes in order to obtain a proprietary position with respect to the largest number of new genes discovered. There are a number of companies, other institutions, and government-financed entities engaged in gene sequencing, gene discovery, gene expression analysis, positional cloning and other genomic service businesses. Many of these companies, institutions and entities have greater financial and human resources than the Company. In addition, the Company is aware that other companies have developed genomic databases and are marketing, or have announced their intention to market their data to pharmaceutical companies. The Company expects that additional competitors may attempt to establish gene sequence, gene expression or other genomic databases in the future.

        In addition, competitors may discover and establish patent positions with respect to gene sequences in the Company's databases. Further, certain entities engaged in gene sequencing, including Merck & Co., Inc. ("Merck") and The Institute for Genomic Research ("TIGR"), have made the results of their sequencing efforts publicly available. The Perkin-Elmer Corporation, Dr. J. Craig Venter, and TIGR announced in May 1998 the signing of a letter of intent to form a new company that has the goal of sequencing the entire human genome within three years and to make the sequence information publicly available. The public availability of gene sequences or resulting patent positions comprising substantial portions of the human genome or microbial or plant genomes could decrease the potential value of the Company's databases to the Company's collaborators and adversely affect the Company's ability to realize royalties or other revenue from commercialization of products based upon this genetic information.

        The gene sequencing machines that are utilized in the Company's high-throughput computer-aided gene sequencing operations are commercially available and are currently being utilized by several competitors. Some of the Company's competitors or potential competitors are in the process of developing, and may successfully develop, proprietary sequencing technologies that may be more advanced than the technology used by the Company. In addition, the Company is aware that there are a number of companies pursuing alternative methods for generating gene expression information, including those that have developed, and are developing, microarray technologies. At least one other company currently offers microarray-based services that might be competitive with those offered by the Company. These advanced sequencing or gene expression technologies, if developed, may not be commercially available for purchase or license by the Company on reasonable terms, if at all.

        A number of companies have announced their intent to develop and market software to assist pharmaceutical companies and academic researchers in the management and analysis of their own genomic data, as well as the analysis of sequence data available in the public domain. Some of these entities have access to significantly greater resources than the Company and these products may achieve greater market acceptance than the Company's products.

        The Company's databases also require extensive software support and incorporate features determined by database collaborators' needs. If the Company experiences delays or difficulties in implementing its database software or collaborator-requested features, its ability to service its collaborators may be adversely affected, which might have an adverse effect on the Company's business and operating results.

        The genomics industry is characterized by extensive research efforts and rapid technological progress. To remain competitive, the Company will be required to continue to expand its databases and to enhance the functionality of its bioinformatics and database software. New developments are expected to continue and discoveries by others may render the Company's services and potential products noncompetitive.

        New and Uncertain Business. The Company's genomic database business and the use of its databases, software tools and related services to assist its collaborators and potentially improve the efficiency of the traditional drug discovery process represent a business for which there is no precedent. In addition, the Company's microarray services business represents a business for which there is no precedent. The Company's collaborators or potential collaborators may determine that the databases, software tools and microarray and related services provided by the Company are not useful or cost-effective. The Company's strategy of using high-throughput sequencing to identify genes rapidly and obtain proprietary rights in as many genes as possible and its strategy of using microarrays to identify differentially expressed genes is unproven. In addition, the Company has limited experience in providing bioinformatics software and database products and services. The Company's ability to sustain profitability depends on attracting additional collaborators and retaining existing collaborators for its database, sequencing and software products and services and microarray services. The nature and price of these database, sequencing and software products and services and microarray services are such that there is a limited number of pharmaceutical and biotechnology companies that are potential collaborators for such products and services. Additional factors that may affect demand for the Company's products and services include the extent to which potential collaborators choose to conduct in-house gene sequencing and bioinformatics analysis, the emergence of competitors offering similar services at competitive prices, the ability of the Company to service satisfactorily its existing collaborators, the extent to which the gene and related information in the Company's database is made public by, or is the subject of, patents issued to others, the Company's ability to establish and enforce proprietary rights to its products, and the emergence of technological innovations in gene sequencing, gene expression profiling or bioinformatics and relational database software that are more advanced than the technology used by and available to the Company. The Company may be unable to attract additional collaborators on acceptable terms for its products and services or develop a sustainable profitable business.

        Risks Associated with Strategic Investments. The Company has funded and intends in the future to fund strategic equity investments in joint ventures or businesses that complement the business of the Company. These investments, such as the Company's investment in diaDexus, may require the Company to record losses and expenses related to its proportionate ownership interest in such entities, the acquisition of in-process technologies, or the impairment in the value of the securities underlying such investments. These losses may exceed amounts anticipated, which could result in the Company's operating results being below the expectations of public market analysts and investors. These investments may often be made in securities for which there is no public trading market or in securities not registered under the Securities Act of 1933 and therefore subject to trading restrictions, either of which increases the Company's risk of investment and reduces the liquidity of the Company's investment. In addition, the Company could be required to invest greater amounts than initially anticipated or to devote substantial management time to the management of research and development relationships and joint ventures. The occurrence of any of the foregoing could result in a material adverse effect on the Company's business, financial condition and results of operations.


        Lengthy Sales Cycle. The ability of the Company to obtain new collaborators for its databases, software tools and microarray and other services depends in significant part upon prospective collaborators' perceptions that the Company's databases, software tools, and microarray services can help accelerate drug discovery efforts. The sales cycle is typically lengthy due to the education effort that is required, as well as the need to effectively sell the benefits of the Company's databases, software tools, and microarray services to a variety of constituencies within potential collaborator companies. In addition, each database collaboration and microarray services agreement involves the negotiation of agreements containing terms that may be unique to each partner, such as the scope of any licenses granted and whether satellite database services or access to multiple database modules is desired. The Company may expend substantial funds and management effort with no assurance that a database collaboration will result.

        Uncertainty of Protection of Patents and Proprietary Rights. The Company's database business and competitive position are dependent in part upon its ability to protect its proprietary database information and software technology. Despite the Company's efforts to protect its proprietary database information and software technology, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary. Although the

Company's database collaboration agreements require its collaborators to provide adequate security for, and to control access to the Company's databases, policing unauthorized use of the Company's databases and software by the Company or its collaborators is difficult. The Company relies on patent, trade secret, and copyright law, and nondisclosure and other contractual arrangements to protect its proprietary information.

        To date, the Company has been issued a number of patents with respect to the gene sequences in the Company's databases and has filed for patents on selected features of its related sofware, but not been issued patents or registered copyrights for that software. Patents cannot prevent others from developing, selling or licensing databases that include sequences which might be covered by the Company's patents and copyrights. The Company cannot prevent others from independently developing software that might be covered by any copyrights issued to the Company and trade secret laws do not prevent independent development. Thus, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary information, that this information will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets.

        The Company pursues a policy of having its employees, consultants and advisors execute proprietary information and invention agreements upon commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship shall be kept confidential except in specified circumstances. These agreements may not, however, provide meaningful protection for the Company's trade secrets or other proprietary information in the event of unauthorized use or disclosure of this information.

        The Company's current policy is to file patent applications on what it believes to be novel full-length cDNA sequences and partial sequences obtained through the Company's high-throughput computer-aided gene sequencing efforts. The Company has filed U.S. patent applications in which the Company has claimed certain partial gene sequences and has filed patent applications in the U.S. and applications under the Patent Cooperation Treaty ("PCT") designating countries in Europe as well as Asia, Canada, Japan, Mexico and New Zealand claiming full-length gene sequences associated with cells and tissues that are the subject of the Company's high-throughput gene sequencing program. To date, the Company holds a number of issued U.S. patents on full-length genes, but no patent has issued from any of the Company's patent applications that claim partial gene sequences. The Company is aware that Merck (in conjunction with Washington University) and TIGR have made certain gene sequences publicly available, which may adversely affect the ability of the Company and others to obtain patents on such genes. The Company's ability to obtain patent protection for certain sequences that have been made publicly available may be adversely affected.

        The Company believes that certain of its patent applications claim genes which may also be claimed in patent applications filed by other parties. In some or all of these applications, a determination of priority of inventorship may need to be decided in an interference before the United States Patent and Trademark Office ("USPTO"). The USPTO has declared an interference involving a Company patent application covering one full-length gene, and has informed the Company that interferences may be declared with respect to applications covering an additional ten genes.

        The patentability of partial gene sequences in general is uncertain, involves complex legal and factual questions, and has recently been the subject of much controversy. As a result, patent applications filed by the Company on such partial gene sequences may not result in issued patents. Even if patents are issued for partial gene sequences, there may be uncertainty as to the scope of the coverage, enforceability or commercial protection provided by any such patents. Certain court decisions suggest that disclosure of a partial sequence may not be sufficient to support the patentability of a full-length sequence and that patent claims to a partial sequence may not cover a full-length sequence inclusive of that partial sequence.

        The USPTO has had a substantial backlog of biotechnology patent applications and, in particular, applications that claim gene sequences. In 1996, the USPTO issued guidelines limiting the number of gene sequences that can be examined within a single patent application. Many of the Company's patent applications containing multiple partial sequences contain more sequences than the maximum number allowed under the new guidelines. The Company is reviewing its options and, due to the resources needed to comply with the guidelines, may decide to abandon patent applications for some of its partial gene sequences.

        In view of the possible delay in obtaining allowance of some of the Company's patent applications, and the secrecy of patent applications, the Company does not know if other applications that would have priority over the Company's applications have been filed. Furthermore, changes in U.S. patent laws resulting from the General Agreement on Tariffs and Trade ("GATT") became effective in June 1995. Most notably, GATT resulted in U.S. law being amended to change the term of patent protection from seventeen years from patent issuance to twenty years from the earliest effective filing date of the application. Because the average time from filing to issuance of biotechnology applications is at least one year and may be more than three years depending on the subject matter, a twenty-year patent term from the date of filing may result in a substantially shortened term of patent protection, which may adversely affect the Company's period of exclusivity under any patents that may issue to the Company. Pending applications claiming large numbers of gene sequences may, in some situations, need to be refiled while claiming priority to the earliest filing date and, in such situations, the patent term will be measured from the date of the earliest priority application. This would reduce the patent term and have a potentially adverse effect on the Company's period of exclusivity.

        Biotechnology patent law outside the United States is even more uncertain and is currently undergoing review and revision in many countries. Further, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States. The Company may participate in opposition proceedings to determine the validity of its or its competitors' non-U.S. patents, which could result in substantial costs to and diversion of effort by the Company.

        As the biotechnology industry expands, more patents are issued and other companies engage in the business of discovering genes through the use of high speed sequencers and in other genomic-related businesses, such as microarray and gene expression profiling, the risk increases that the Company's potential products or the processes used by the Company to develop these products, may be subject to claims that they infringe the patents of others. Certain of these patents are the subject of litigation. Therefore, the Company's operations may require it to obtain licenses under any of these patents or proprietary rights, and these licenses may not be made available on terms acceptable to the Company. Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others. The Company could also be involved in interference with respect to patent applications. Given the large number of applications filed by the Company, a large number of interferences could be expensive and time consuming. In addition, it is impossible to predict how many, if any, of the interferences would be resolved in the Company's favor. The Company is currently involved in litigation and interference proceedings with respect to patents and intellectual property rights. Litigation or interference proceedings, regardless of the outcome, could result in substantial costs to, and diversion of effort by the Company, and may have a material adverse effect on the Company's business, financial condition and results of operations. In addition, these efforts by the Company may not be successful.

        As is typical in the genomics and software industries, the Company has from time to time received, and believes that it likely will receive in the future, notices from third parties alleging infringement claims. The Company believes that it is not infringing the patent rights of any such third party, and in circumstances in which the Company has determined a response to an alleged infringement claim to be appropriate, the Company has notified the claimant to that effect. To date, except as set forth below under "-Litigation," no third party has taken any action with respect to an alleged claim against the Company. There can be no assurance that action will not be taken against the Company in the future, either with respect to previously asserted or new claims or that if any action is taken, what the outcome of such action will be.

        Litigation. On January 6, 1998, Affymetrix filed a lawsuit in the United States District Court for the District of Delaware alleging infringement of U.S. patent number 5,445,934 (the "'934 Patent") by both Synteni and Incyte. The complaint alleges that the '934 Patent has been infringed by the making, using, selling, importing, distributing or offering to sell in the U.S. high density arrays by Synteni and Incyte and that such infringement was willful. Affymetrix seeks a permanent injunction enjoining Synteni and Incyte from further infringement of the '934 Patent and, in addition, seeks damages, costs and attorney's fees and interest. Affymetrix further requests that any such damages be trebled based on its allegation of willful infringement by Incyte and Synteni. Incyte and Synteni believe they have meritorious defenses and intend to defend the suit vigorously. However, there can be no assurance that Incyte and Synteni will be successful in the defense of this suit, and litigation, regardless of the outcome, could result in substantial expenses and diversion of the efforts of management and technical personnel. Further, there can be no assurance that any license that may be required as a result of this suit or the outcome thereof would be made available on commercially acceptable terms, if at all.

        Future Capital Needs; Uncertainty of Additional Funding. The Company believes that its existing cash, cash equivalents and marketable securities should be adequate to satisfy the Company's projected working capital, capital expenditure and other cash requirements at least through June 1999. However, the Company may be unable to obtain additional database collaborators or retain existing collaborators for the Company's databases, and its database products and services may not produce revenues, which together with the Company's cash, cash equivalents, and marketable securities, will be adequate to fund the Company's cash requirements. The Company's cash requirements depend on numerous factors, including the ability of the Company to attract and retain collaborators for its databases and genomic products and services; expenditures in connection with alliances, license agreements and acquisitions of and investments in complementary technologies and businesses; competing technological and market developments; the cost of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights; the purchase of additional capital equipment or other capital expenditures, including capital equipment necessary to ensure that the Company's sequencing and microarray operations remain competitive; capital expenditures required to expand the Company's and Synteni's facilities; and costs associated with the integration of new operations assumed through mergers and acquisitions. In particular, the Company expects its cash requirements to increase in 1998 as it increases its investment in data processing-related computer hardware in order to support its existing and new database products; continues to seek access to technologies through investments, alliances, license agreements, and/or acquisitions; makes investments associated with integration of acquired companies; and addresses its needs for larger facilities and/or improvements in existing facilities. Changes in the Company's research and development plans, or other changes affecting the Company's operating expenses, may result in changes in the timing and amount of expenditures of the Company's capital resources. If additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to the Company's existing stockholders. Additional funding, if necessary, may not be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into collaborative arrangements that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets.

        Management of Growth. The Company has recently experienced, and expects to continue to experience, significant growth in the number of its employees and the scope of its operations. This growth has placed, and may continue to place, a significant strain on the Company's management and operations. The Company's ability to manage effectively this growth will depend upon its ability to broaden its management team and its ability to attract, hire and retain skilled employees. The Company's success will also depend on the ability of its officers and key employees to continue to implement and improve its operational, management information and financial control systems and to expand, train and manage its employee base. In addition, the Company must continue to take steps to provide customer support resources as the number of overall database collaborators and the number of requests from collaborators increases. Further, the Company's database collaborators typically have worldwide operations and may require support at multiple U.S. and foreign sites. Providing this support may require the Company to open offices in addition to its Palo Alto, California headquarters and its offices in St Louis, Missouri and the United Kingdom, which could result in additional burdens on the Company's systems and resources. The Company's inability to manage growth effectively, including its growth through acquisitions, could have a material adverse effect on the Company's business, financial condition and results of operations.

        Dependence on Key Employees. The Company is highly dependent on the principal members of its scientific and management staff, including Roy A. Whitfield, its Chief Executive Officer, and Randal W. Scott, its President and Chief Scientific Officer, the loss of whose services would have a material adverse effect on the Company's business. The

Company has not entered into any employment agreements with any of these persons and does not maintain any key person life insurance policy on the life of any employee. The Company's future success also will depend in part on the continued service of its key scientific, software, bioinformatics and management personnel and its ability to identify, hire and retain additional personnel, including personnel in the customer service, marketing and sales areas. The Company experiences intense competition for qualified personnel in the areas of the Company's activities, especially with respect to experienced bioinformatics and software personnel, and there can be no assurance that the Company will be able to continue to attract and retain personnel necessary for the development of the Company's business. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

        Dependence on Others. The Company relies on a limited number of suppliers of gene sequencing machines and certain reagents required in connection with the gene sequencing process. Although the Company is evaluating alternative gene sequencing machines, these machines may not be available in sufficient quantities, available at acceptable costs, or prove to be more cost-effective than current machines. Patent right issues concerning certain current and future generation sequencing machines may also arise which could prevent the Company from using them or make their use more expensive. If the Company is unable to obtain additional machines or an adequate supply of reagents or other materials at commercially reasonable rates, its ability to continue to identify genes through gene sequencing would be adversely affected. In addition, although the Company obtains, from a number of sources, tissue samples from which mRNA may be isolated, the loss of access to some of these sources, increased fees for access to these sources or increased restrictions on use of the information generated could adversely affect the Company's business.

        The Company's strategy for the development of its database and sequencing business and the commercialization of its portfolio of partial and full-length gene sequences may require the Company to enter into various research and development relationships with corporate and academic collaborators and others. The success of these relationships is dependent upon the performance of outside parties of their responsibilities. The Company may not be able to establish collaborative arrangements or license agreements that the Company deems necessary or acceptable to develop its database and sequencing business or, in the future, to commercialize its portfolio of partial and full-length gene sequences. In addition, these collaborative arrangements or license agreements may not be successful. The Company's collaborators may also be pursuing alternative technologies or developing alternative products either on their own or in collaboration with others, including the Company's competitors.

        The Company has relied on scientific, technical, pathology, commercial and other data supplied and disclosed by others, including its academic collaborators and sources of tissue samples, and may rely on these data in the construction of its database. There can be no assurance that these data contain no errors or omissions, or that the sources of these data have acquired the data in compliance with applicable legal requirements, the knowledge of which would adversely change the prospects for the Company's business.

        Year 2000 Issue. As a result of computer programs being written using two digits, rather than four, the performance of the Company's computer systems and those of its suppliers and customers in the Year 2000 is uncertain. Any computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company plans to initiate a Year 2000 project, using internal and external resources, to evaluate the impact of the Year 2000 on its products and operating systems. This will include the initiation of formal communications with its significant suppliers and customers to determine the extent to which the Company's interface systems are vulnerable to third party failures to remediate their own Year 2000 issues. There can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems. The Company will perform a comprehensive review of all internally used financial and administrative systems as well as internally developed products sold to customers. At this time, given that the Company's internal financial and administrative systems have been installed within the last few years, and all internally developed software-based products sold to customers have been developed over the last few years, the Company does not expect the cost of addressing the Year 2000 issue to have a material impact on the Company's business, results of operations or financial condition. However, there can be no guarantee that if modifications or replacement of portions of the software are necessary, it will be completed in a timely manner.

        Hazardous Materials; Environmental Matters. The Company's research and development involves the controlled use of hazardous and radioactive materials and biological waste. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of these materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Although the Company believes that it is in compliance in all material respects with applicable environmental laws and regulations and currently does not expect to make material additional capital expenditures for environmental control facilities in the near-term, the Company may in the future be required to incur significant costs to comply with environmental laws and regulations, and there can be no assurance that the operations, business or assets of the Company will not be materially or adversely affected by current or future environmental laws or regulations.

        Reliance on Pharmaceutical Industry; Uncertainty of Health Care Reform and Related Matters. The Company expects that all of its revenues in the foreseeable future will be derived from products and services provided to the pharmaceutical and biotechnology industries. Accordingly, the Company's success in the foreseeable future is directly dependent upon the success of the companies within those industries and their continued demand for the Company's products and services. The Company's operations may in the future be subject to substantial period-to-period fluctuations as a consequence of reductions and delays in research and development expenditures by companies in these industries resulting from factors such as changes in economic conditions, changes in the regulatory environment affecting health care and health care providers, pricing pressures, market-driven pressures on companies to consolidate and reduce costs, and other factors affecting research and development spending. The occurrence of any of the foregoing factors could have a material adverse effect on the Company's business, financial condition and results of operations.

        Risk of Business Interruption. The Company conducts all of its sequencing and other activities at its facilities in Palo Alto, California, and Synteni conducts all of its operations at its facilities in Fremont, California. Both locations are in a seismically active area. Although the Company maintains business interruption insurance, the Company does not currently have, nor does it plan to obtain, earthquake insurance. A major catastrophe (such as an earthquake or other natural disaster) could result in a prolonged interruption of the Company's business.

        FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                              PAGE
                                                                              ----
Report of Ernst & Young LLP, Independent Auditors..........................    19

Consolidated Balance Sheets at December 31, 1997 and 1996..................    20

Consolidated Statements of Operations for the years ended December 31,
1997, 1996 and 1995........................................................    21

Consolidated Statement of Stockholders' Equity for the three year
period ended December 31, 1997.............................................    22

Consolidated Statements of Cash Flow for the years ended December 31,
1997, 1996 and 1995........................................................    23

Notes to the Consolidated Financial Statements.............................    25

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



The Board of Directors and Stockholders of Incyte Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Incyte Pharmaceuticals, Inc., as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Incyte Pharmaceuticals, Inc., at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                        /S/ERNST & YOUNG LLP


Palo Alto, California
January 12,1998
except for "Principles of Consolidation" in Note 1 and paragraph 3 of Note 7 as to which the date is January 22, 1998

                          INCYTE PHARMACEUTICALS, INC.
                           CONSOLIDATED BALANCE SHEETS
              (in thousands, except number of shares and par value)



                                                                   DECEMBER 31,
                                                          --------------------------
                                                             1997             1996
                                                          ---------        ---------
ASSETS
Current assets:
  Cash and cash equivalents                               $  55,598        $   9,616
  Restricted cash                                             6,000               --
  Marketable securities - available-for-sale                 57,497           30,622
  Accounts receivable                                        19,983            2,126
  Prepaid expenses and other current assets                   3,836            2,825
                                                          ---------        ---------
    Total current assets                                    142,914           45,189

Property and equipment, net                                  38,070           23,196
Long-term investments                                        14,800              452
Deposits and other assets                                     3,305              336
                                                          ---------        ---------
    Total assets                                          $ 199,089        $  69,173
                                                          =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                        $   5,791        $   4,780
  Accrued liabilities                                         5,416              794
  Accrued compensation expense                                3,192              853
  Due to joint venture                                        6,000               --
  Deferred revenue                                           31,815           17,411
                                                          ---------        ---------
    Total current liabilities                                52,214           23,838

Non-current portion of accrued rent and other
  non-current liabilities                                     1,173              501
                                                          ---------        ---------
    Total liabilities                                        53,387           24,339
                                                          ---------        ---------

Commitments

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
    shares authorized; none issued and outstanding
    at December 31, 1997 and 1996                                --               --
  Common stock, $0.001 par value; 75,000,000 shares
    authorized; 26,054,475 shares issued and
    outstanding at December 31, 1997; 22,389,802
    shares at December 31, 1996                                  26               22
  Additional paid-in capital                                175,749           81,922
  Unrealized gains (losses) on marketable
    securities and other                                         56              (73)
  Accumulated deficit                                       (30,129)         (37,037)
                                                          ---------        ---------
    Total stockholders' equity                              145,702           44,834
                                                          ---------        ---------
    Total liabilities and stockholders' equity            $ 199,089        $  69,173
                                                          =========        =========


                             See accompanying notes

                          INCYTE PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                                            YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------------
                                                                   1997            1996            1995
                                                                   --------        --------        --------
Revenues (Notes 1 and 2)                                           $ 89,996        $ 41,895        $ 12,299

Costs and expenses:
  Research and development                                           72,452          41,337          19,272
  Selling, general and administrative                                13,928           6,957           3,952
  Purchase of in-process research and development                        --           3,165              --
                                                                   --------        --------        --------
Total costs and expenses                                             86,380          51,459          23,224

Income (loss) from operations                                         3,616          (9,564)        (10,925)

Interest income                                                       4,326           2,538           1,186
Interest and other expense                                             (186)           (250)           (198)
Losses from joint venture                                              (300)             --              --
                                                                   --------        --------        --------
Income (loss) before income taxes                                     7,456          (7,276)         (9,937)

Provision for income taxes                                              548              --              --
                                                                   --------        --------        --------

Net income (loss)                                                  $  6,908        $ (7,276)       $ (9,937)
                                                                   ========        ========        ========


Basic net income (loss) per share                                  $   0.28        $  (0.32)       $  (0.53)
                                                                   ========        ========        ========

Shares used in computing basic net income (loss) per share           24,300          22,398          18,819
                                                                   ========        ========        ========



Diluted net income (loss) per share                                $   0.26        $  (0.32)       $  (0.53)
                                                                   ========        ========        ========

Shares used in computing diluted net income (loss) per share         26,498          22,398          18,819
                                                                   ========        ========        ========


                             See accompanying notes

                                 INCYTE PHARMACEUTICALS, INC.
                        CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                           (in thousands, except number of shares)



                                                                                   UNREALIZED
                                                                                 GAINS (LOSSES)
                                                                    ADDITIONAL   ON MARKETABLE
                                                      COMMON         PAID-IN       SECURITIES      COMMON STOCK     DEFERRED
                                                       STOCK         CAPITAL       AND OTHER       TO BE ISSUED   COMPENSATION
--------------------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1995                          $      16      $  44,485      $      22       $      --       $    (355)

Issuance of 57,630 shares of Common Stock
   upon exercise of stock options                           --             88             --              --              --
Issuance of 1,246,000 shares of Common Stock                 1              1             --              --              --
Issuance of 3,674,000 shares of Common Stock,
   net of expenses and underwriters' fees
   of $   2,232                                              4         32,667              --              --              --
Cash received for common stock subscription                 --             --             --             100              --
Amortization of deferred compensation                       --             --             --              --             326
Net change in unrealized gains (losses) on
  marketable securities                                     --             --             11              --              --
Net loss                                                    --             --             --              --              --
                                                     ---------      ---------       ---------       ---------       ---------
BALANCES AT DECEMBER 31, 1995                               21         77,241             33             100             (29)

Issuance of 457,296 shares of Common Stock
   upon exercise of stock options and 299,398
   shares upon exercise of warrant                           1          1,581             --              --              --
Issuance of 249,200 common stock previously
   subscribed                                               --            100             --            (100)             --
Issuance of 146,342 shares of Common Stock in
   exchange for shares of Combion, Inc.                     --          3,000             --              --              --
Amortization of deferred compensation                       --             --             --              --              29
Net change in unrealized gains (losses) on
   marketable securities                                    --             --           (106)             --              --
Net loss                                                    --             --             --              --              --
                                                     ---------      ---------       ---------       ---------       ---------
BALANCES AT DECEMBER 31, 1996                               22         81,922            (73)             --              --

Issuance of 2,755,426 shares of Common Stock,
   net of expenses and underwriters'
   fees of $5,065                                            3         87,239             --              --              --
Issuance of 462,434 shares of Common Stock,
   net of expenses of $41                                    1          3,559             --              --              --
Issuance of 431,879 shares of Common Stock
   upon exercise of stock options and 14,934
   shares upon exercise of warrant                          --          3,029             --              --              --
Net change in unrealized gains (losses) on
   marketable securities                                    --             --            127              --              --
Net change in cumulative translation adjustment             --             --              2              --              --
Net income                                                  --             --             --              --              --
                                                     ---------      ---------       ---------       ---------       ---------
BALANCES AT DECEMBER 31, 1997                        $      26      $ 175,749      $      56       $      --       $      --
                                                     =========      =========       =========       =========       =========






                                                                          TOTAL
                                                      ACCUMULATED     STOCKHOLDERS'
                                                        DEFICIT          EQUITY
-----------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1995                           $ (19,824)      $  24,344

Issuance of 57,630 shares of Common Stock
   upon exercise of stock options                            --              88
Issuance of 1,246,000 shares of Common Stock                 --               2
Issuance of 3,674,000 shares of Common Stock,
   net of expenses and underwriters' fees
   of $   2,232                                              --          32,671
Cash received for common stock subscription                  --             100
Amortization of deferred compensation                        --             326
Net change in unrealized gains (losses) on
  marketable securities                                      --              11
Net loss                                                 (9,937)         (9,937)
                                                       ---------       ---------
BALANCES AT DECEMBER 31, 1995                           (29,761)         47,605

Issuance of 457,296 shares of Common Stock
   upon exercise of stock options and 299,398
   shares upon exercise of warrant                           --           1,582
Issuance of 249,200 common stock previously
   subscribed                                                --              --
Issuance of 146,342 shares of Common Stock in
   exchange for shares of Combion, Inc.                      --           3,000
Amortization of deferred compensation                        --              29
Net change in unrealized gains (losses) on
   marketable securities                                     --            (106)
Net loss                                                 (7,276)         (7,276)
                                                       ---------       ---------
BALANCES AT DECEMBER 31, 1996                           (37,037)         44,834

Issuance of 2,755,426 shares of Common Stock,
   net of expenses and underwriters'
   fees of $5,065                                            --          87,242
Issuance of 462,434 shares of Common Stock,
   net of expenses of $41                                    --           3,560
Issuance of 431,879 shares of Common Stock
   upon exercise of stock options and 14,934
   shares upon exercise of warrant                           --           3,029
Net change in unrealized gains (losses) on
   marketable securities                                     --             127
Net change in cumulative translation adjustment              --               2
Net income                                                6,908           6,908
                                                       ---------       ---------
BALANCES AT DECEMBER 31, 1997                         $ (30,129)      $ 145,702
                                                       =========       =========



                                    See accompanying notes

                          INCYTE PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
               (Increase (decrease) in cash and cash equivalents)


                                                                            YEAR ENDED DECEMBER 31,
                                                                     --------------------------------------
                                                                       1997           1996           1995
                                                                     --------       --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                    $  6,908       $ (7,276)      $ (9,937)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
    Depreciation and amortization                                      10,633          6,529          2,771
    Expense for abandoned equipment                                        --             --            124
    Noncash portion of purchase of
      in-process research and development                                  --          3,000             --
  Changes in certain assets and liabilities:
    Accounts receivable                                               (18,451)         5,174         (7,439)
    Prepaid expenses, deposits and other assets                        (3,495)        (2,074)          (585)
    Accounts payable                                                    1,028          2,430            766
    Deferred revenue                                                   14,404         10,143          4,498
    Accrued and other liabilities                                       6,660            601          1,015
                                                                     --------       --------       --------
Net cash provided by (used in) operating activities                    17,687         18,527         (8,787)
                                                                     --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES
Long-term investments                                                  (8,237)          (313)            --
Transfer to restricted cash                                            (6,000)            --             --
Capital expenditures                                                  (27,225)       (20,453)        (8,122)
Proceeds from sale of assets leased back under operating leases         1,696             --             --
Purchases of securities - available-for-sale                          (53,464)       (16,526)       (74,037)
Sales of securities- available-for-sale                                 8,515             --             --
Maturities of securities- available-for-sale                           18,225         16,336         61,722
                                                                     --------       --------       --------
Net cash (used in) investing activities                               (66,490)       (20,956)       (20,437)
                                                                     --------       --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuances of stock                                   93,831          1,582         32,862
Proceeds from capital leases and notes payable                          1,000             --             69
Principal payments on capital lease obligations                           (46)          (121)           (72)
                                                                     --------       --------       --------
Net cash provided by financing activities                              94,785          1,461         32,859
                                                                     --------       --------       --------

Net increase (decrease) in cash and cash equivalents                   45,982           (968)         3,635
Cash and cash equivalents at beginning of the period                    9,616         10,584          6,949
                                                                     --------       --------       --------
Cash and cash equivalents at end of the period                       $ 55,598       $  9,616       $ 10,584
                                                                     ========       ========       ========

                                                                     (Continued)

                             See accompanying notes

                          INCYTE PHARMACEUTICALS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                                 (in thousands)


                                                                                     YEAR ENDED DECEMBER 31,
                                                                           ------------------------------------------
                                                                              1997             1996           1995
                                                                           -----------      -----------     ---------
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Interest paid                                                              $        16      $        17     $      45
                                                                           ===========      ===========     =========
Taxes paid                                                                 $       252      $        --     $      --
                                                                           ===========      ===========     =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Property and equipment acquired pursuant to capital lease obligations      $        --      $        --     $      69
                                                                           ===========      ===========     =========

Unrealized gain (loss) on marketable securities-available-for-sale$                127      $      (106)    $      11
                                                                           ===========      ===========     =========
Long-term investments acquired pursuant to obligation to distribute
  restricted cash                                                          $     6,000      $        --      $     --
                                                                           ===========      ===========     =========



                             See accompanying notes

                          INCYTE PHARMACEUTICALS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business. Incyte Pharmaceuticals, Inc. (the "Company") was incorporated in Delaware in April 1991. The Company designs, develops, and markets genomic database products, genomic data management software tools, gene expression microarray services and genomic reagents. The Company's genomic databases integrate bioinformatics software with proprietary and, when appropriate, publicly available genetic information to create information-based tools used by pharmaceutical and biotechnology companies in drug discovery and development.

Principles of Consolidation. The consolidated financial statements include the accounts of Incyte Pharmaceuticals, Inc., and its wholly owned subsidiaries. All material intercompany accounts, transactions, and profits have been eliminated in consolidation.

In January 1998, the Company issued 2,340,237 shares of Common Stock in exchange for all of the capital stock of Synteni, Inc., a privately held microarray-based genomics company in Fremont, California. Synteni is developing and commercializing technology for generating microarrays and related software and services. The merger has been accounted for as a pooling of interests and, accordingly, the Company's financial statements and financial data for all periods have been retroactively restated to include the accounts and operations of Synteni since inception. Synteni's fiscal year ends on September 30. Synteni's results of operations for the period from October 1, 1997 to December 31, 1997 will be recorded directly in retained earnings in the first quarter of fiscal 1998.

In July 1996, the Company issued shares of its Common Stock in exchange for all of the outstanding shares of Genome Systems, Inc. ("Genome Systems"). The transaction has been accounted for as a pooling of interests, and the consolidated financial statements discussed herein and all historical financial information have been restated to reflect the combined operations of both companies.

In August 1996, the Company acquired Combion, Inc. ("Combion") for shares of the Company's Common Stock. The acquisition of Combion has been accounted for as a purchase, and the consolidated financial statements discussed herein reflect the inclusion of the results of Combion from the date of acquisition, August 15, 1996.


See Note 7 to the Consolidated Financial Statements


Reclassifications. Certain reclassifications were made to prior periods' balances to conform with the 1997 presentation.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currency Translation. The financial statements of subsidiaries outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included in the cumulative translation adjustment, a separate component of stockholders' equity. Income and expense items are translated at average monthly rates of exchange.

Concentrations of Credit Risk. Cash, cash equivalents, and short-term investments and trade receivables are financial instruments which potentially subject the Company to concentrations of credit risk. The estimated fair value of financial instruments approximates the carrying value based on available market information. The Company primarily invests its excess available funds in notes and bills issued by the U.S. government and its agencies and corporate debt securities and, by policy, limits the amount of credit exposure to any one issuer and to any one type of investment, other than securities issued or guaranteed by the U.S. Government. The Company's customers are pharmaceutical, biotechnology companies and agricultural companies which are typically located in the United States and Europe. The Company has not experienced any credit losses to date and does not require collateral on receivables.

Segment Information. Export revenue for the years ended December 31, 1997, 1996 and 1995 were $25,694,000, $9,743,000 and $1,525,000, respectively.

Cash and Cash Equivalents. Cash and cash equivalents are held in U.S. banks or in custodial accounts with U.S. banks. Cash equivalents are defined as all liquid investments with maturity from date of purchase of 90 days or less that are readily convertible into cash and have insignificant interest rate risk. All other investments are reported as marketable securities - available-for-sale.

Restricted Cash. Restricted cash consists of cash held in an escrow account which will be disbursed to the Company's joint venture, diaDexus, LLC ("diaDexus"), as needed in accordance with the joint venture agreement (see Joint Venture and Note 8).

Marketable Securities Available-for-Sale. All marketable securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretions of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary for available-for-sale securities are included in interest and other expense.

The following is a summary of the Company's investment portfolio, including cash equivalents of $40,064,000 and $398,000 as of December 31, 1997 and 1996, respectively.


                                                                      NET
                                                                   UNREALIZED       ESTIMATED
                                                    AMORTIZED        GAINS            FAIR
                                                      COST          (LOSSES)          VALUE
                                                    --------        --------        --------
                                                                 (in thousands)
DECEMBER 31, 1997
U.S. Treasury notes and other U.S. government
  and agency securities                             $ 53,951        $     47        $ 53,998
Corporate debt securities                             30,543              --          30,543
Floating rate notes                                   13,013               7          13,020
                                                    --------        --------        --------
                                                    $ 97,507        $     54        $ 97,561
                                                    ========        ========        ========

DECEMBER 31, 1996
U.S. Treasury notes and other U.S. government
  and agency securities                             $ 30,695        $    (73)       $ 30,622
Corporate debt securities                                398              --             398
                                                    --------        --------        --------
                                                    $ 31,093        $    (73)       $ 31,020
                                                    ========        ========        ========

At December 31, 1997 and 1996, all of the Company's investments are classified as short-term, as the Company has classified its investments as available for sale and may not hold its investments until maturity in order to take advantage of market conditions. Of the marketable securities held at December 31, 1997, $78,530,000 had maturities under a year and $19,031,000 had maturities over a year, but less than two years. Unrealized gains were not material and have therefore been netted against unrealized losses. Realized gains and losses from sales and maturities of marketable securities have not been material to date.

Accounts Receivable. Accounts receivable at December 31, 1997 and 1996 included an allowance for doubtful accounts of $225,000 and $0, respectively.

Property and Equipment. Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets (generally two to five years). Leasehold improvements are amortized over the shorter of the estimated useful life of the assets or lease term. Property and equipment consists of the following:

                                                            DECEMBER 31,
                                                     ------------------------
                                                        1997            1996
                                                     --------        --------
                                                           (in thousands)
Office equipment                                     $  2,588        $  1,018
Laboratory equipment                                   18,939          13,182
Computer equipment                                     22,168           9,990
Leasehold improvements                                 14,495           8,702
                                                     --------        --------
                                                       58,190          32,892
Less accumulated depreciation and amortization        (20,120)         (9,696)
                                                     --------        --------
                                                     $ 38,070        $ 23,196
                                                     ========        ========

Depreciation expense, including depreciation expense of assets under capital leases, was $8,758,000, $5,298,000, and $2,175,000 for 1997, 1996, and 1995,
respectively. Amortization of leasehold improvements was $2,260,000, $1,061,000, and $266,000 for 1997, 1996, and 1995, respectively.

Certain laboratory and computer equipment used by the Company could be subject to technological obsolescence in the event that significant advancement is made in competing or developing equipment technologies. Management continually reviews the estimated useful lives of technologically sensitive equipment and believes that those estimates appropriately reflect the current useful life of its assets. In the event that a currently unknown significantly advanced technology became commercially available, the Company would re-evaluate the value and estimated useful lives of its existing equipment, possibly having a material impact on the financial statements.

Long-Term Investments. The Company has made equity investments in a number of companies whose businesses may be complementary to the Company's business. All investments, except diaDexus which is accounted for under the equity method (see Joint Venture), are carried at cost which approximates the fair market value.

Software Costs. In accordance with the provisions of the Financial Accounting Standards Board Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company has capitalized software development costs incurred in developing certain products once technological feasibility of the products has been determined. Capitalized software costs are amortized over three years and have been immaterial to date.

Revenue Recognition. The Company recognizes revenue for database collaboration agreements evenly over the term of the agreement. Revenue is deferred for fees received before earned. Revenues from custom orders, such as satellite databases, are recognized upon shipment. Revenues from reagents and genomic screening products are recognized when shipped, and revenues from genomic screening services are recognized upon completion. Revenue from gene expression microarray services is recognized at the completion of key stages in the performance of the service, in proportion to costs incurred.

Stock-Based Compensation. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company currently grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant, and therefore records no compensation expense.

Advertising Costs. All costs associated with advertising products are expensed in the year incurred. Advertising expense for the years ended December 31, 1997, 1996 and 1995 were $772,000, $573,000 and $324,000, respectively.

Joint Venture. In September 1997, the Company formed a joint venture, diaDexus, LLC, with SmithKline Beecham Corporation ("SB"). The Company and SB each hold a 50 percent equity interest in diaDexus and the Company accounts for the investment under the equity method.

See Note 8 of Notes to Consolidated Financial Statements.

Net Income (Loss) Per Share. On December 31, 1997, the Company adopted the Financial Accounting Standards Board (FASB) Statement No. 128, Earnings per Share, which requires the Company to change the method currently used to compute earnings per share and to restate all prior periods. The following table sets forth the computation of basic and diluted net income (loss) per share:


                                                                  YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                         1997            1996             1995
                                                       --------       ----------        --------
                                                                     (in thousands)
Numerator:
  Net income (loss)                                    $  6,908       $   (7,276)       $ (9,937)
                                                       ========       ==========        ========

Denominator:
  Denominator for basic net income (loss) per
    share - weighted-average shares outstanding          24,300           22,398          18,819

  Dilutive potential common shares-stock options          2,198               --              --
                                                       --------       ----------        --------
  Denominator for diluted net income (loss) per
    share - adjusted weighted-average                    26,498           22,398          18,819
                                                       ========       ==========        ========

Basic net income (loss) per share                      $   0.28       $    (0.32)       $  (0.53)
                                                       ========       ==========        ========

Diluted net income (loss) per share                    $   0.26       $    (0.32)       $  (0.53)
                                                       ========       ==========        ========


Options and warrants to purchase 3,194,000 and 3,100,000 shares of Common Stock were outstanding at December 31, 1996 and 1995, respectively, but were not included in the computation of diluted loss per share, as their effect was antidilutive.

NOTE 2.  COLLABORATIVE AGREEMENTS

As of December 31, 1997, the Company had entered into database collaboration agreements with nineteen pharmaceutical, biotechnology and agricultural companies. Each collaborator has agreed to pay, during the term of the agreement, annual fees to receive non-exclusive access to selected modules of the Company's databases. In addition, if a collaborator develops certain products utilizing the Company's technology and proprietary database information, potential milestone and royalty payments could be received by the Company. If these agreements are not renewed and if the Company cannot sign a sufficient number of new database agreements, the loss of revenue could have a material adverse effect on the Company's business and operating results. Certain companies also have satellite database agreements, whereby the Company provides custom sequencing services, which are billed for separately. Satellite database services are provided to the customer on an exclusive basis for a negotiated period of time. None of the collaborators individually contributed more than 10% of the Company's total revenues in 1997. Over 90% of the revenues in 1996 are derived from ten collaborators, three of which individually contributed more than 10% of the total, or approximately 37% in the aggregate. In 1995, the majority of the revenues were derived from five collaborators, including three of which contributed more than 10% individually, or approximately 71% in the aggregate.

In addition to the database collaboration agreements, the Company has entered into a number of research and development alliances with companies and research institutions. These agreements provide for the funding of research activities by the Company and the possible payment of milestones, license fees, and, in some cases, royalties.

NOTE 3.  COMMITMENTS

At December 31, 1997, the Company had signed noncancelable operating leases on multiple facilities, including facilities in Palo Alto and Fremont, California and St. Louis, Missouri. The leases expire on various dates ranging from March 1998 to January 2006. Rent expense for the years ended December 31, 1997, 1996, and 1995 was approximately $3,490,000, $1,675,000, and $1,251,000, respectively.

The Company had laboratory and office equipment with a cost of approximately $189,000 and $370,000 at December 31, 1997 and 1996, respectively, and related accumulated amortization of approximately $136,000 and $268,000 at December 31, 1997 and 1996, respectively, under capital leases. These leases are secured by the equipment leased thereunder.

At December 31, 1997, future noncancelable minimum payments under the operating and capital leases and notes payable were as follows:

                                                                        CAPITAL LEASES
                                                      OPERATING               AND
                                                       LEASES            NOTES PAYABLE
                                                      ---------         --------------
                                                               (In thousands)
Year ended December 31,
  1998                                                  $ 5,517         $      48
  1999                                                    4,381                38
  2000                                                    3,902                19
  2001                                                    3,426               --
  2002 and thereafter                                     4,592               --
                                                       --------            ------
Total minimum lease payments                           $ 21,818               105
                                                       ========
Less amount representing interest                                               6
                                                                           ------
Present value of minimum lease payments                                        99
Less current portion                                                           46
                                                                           ------
Noncurrent portion                                                         $   53
                                                                           ======

In July 1997, Synteni obtained $1,000,000 in debt financing secured by the Company's property and equipment. The loan is repayable in 48 equal monthly installments commencing on September 1, 1997 and carries an annual interest rate of 9%. In connection with the financing, the Company issued a warrant to purchase 2,569 shares of common stock, exercisable for a period of seven years from the date of issue at an exercise price of $7.79 per share. Using the Black-Scholes model to determine the fair market value of the warrant, management has determined that such fair value is nominal.

In July 1997, the Company entered into a multi-year lease with respect to a 95,000 square foot building to be constructed adjacent to the Company's Palo Alto headquarters. The term of the lease is twelve years at an approximate annual rent of $3.4 million. The lease is expected to commence in early 1999.

The Company has entered into a number of research and development alliances with companies and research institutions. Under one agreement, the Company has committed to fund, subject to the terms and conditions of the agreement, at least $3.0 million over three years.. The Company's commitments under any other of these agreements do not represent a significant expenditure in relation to the Company's total research and development expense. See Note 2 of Notes to Consolidated Financial Statements.

NOTE 4.  STOCKHOLDERS' EQUITY

Common Stock. At December 31, 1997, the Company had reserved a total of 4,630,645 shares of its Common Stock for issuance upon exercise of outstanding stock options described below. In October 1997, the Company's Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend paid on November 7, 1997 to holders of record on October 17, 1997. All share and per share data have been adjusted retroactively to reflect the split.

On May 21, 1997, the Company's stockholders approved an increase in the number of shares authorized for issuance from 20,000,000 to 75,000,000.

Sales of Stock. In November 1995, the Company completed a follow-on public stock offering and issued 3,674,000 shares of Common Stock, including 274,000 shares issued on December 13, 1995 upon partial exercise of the underwriters' over-allotment option, at $9.50 per share before deducting the underwriting discount and offering expenses. In August 1997, the Company completed another follow-on public stock offering and issued 2,755,426 shares of Common Stock, including 355,426 shares covered by the exercise of the underwriters' over-allotment option, at $33.50 per share. Net proceeds from this offering were approximately $87.2 million after deducting the underwriting discount and offering expenses.

Stock Compensation Plans. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock compensation plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's two stock-based compensation plans been determined consistent with FASB Statement No. 123, the Company's pro forma net loss in 1997 and 1996 would have been approximately $(0.5 million) and $(11.0 million), respectively. Both the Company's pro forma basic and diluted net
(loss) per share in 1997 and 1996 would have been $(0.02) per share and $(0.49) per share. The weighted average fair value of the options granted during 1997 and 1996 are estimated at $14.66 and $9.44 per share, respectively, on the date of grant, using the Black-Scholes multiple-option pricing model with the following assumptions: dividend yield 0% and 0%, volatility of 56% and 55%, risk-free interest rate with an average of 6.05% and 6.10%, and an average expected life of 3.37 and 3.25 years, for 1997 and 1996, respectively. The fair value of the employees' purchase rights under the Employee Stock Purchase Plan during 1997 is estimated at $11.86, on the date of grant, using the Black-Scholes multiple-option pricing model with the following assumptions: dividend yield 0%, volatility of 56%, risk free interest rate of 5.64%, and an expected life of 9 months.

The effects on pro forma disclosures of applying FASB 123 are not likely to be representative of the effects on pro forma disclosures of future years. As FASB 123 is only applicable to options granted after December 31, 1994, the pro forma effect will not be fully reflected until 1998. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility and option life. Because the Company's employee stock options have characteristics significantly different from those of traded options, because changes in the subjective input assumptions can materially affect the fair value estimate, and because the Company has a relatively limited history with option behavior, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Summaries of stock option activity for the Company's three fixed stock option plans as of December 31, 1997, 1996 and 1995, and related information for the years ended December 31 are included in the plan descriptions below.

1991 Stock Plan. In November 1991, the Board of Directors adopted the 1991 Stock Plan, which was amended and restated in 1992, 1995, 1996 and 1997 for issuance of Common Stock to employees, consultants, and scientific advisors. Options issued under the plan shall, at the discretion of the compensation committee of the Board of Directors, be either incentive stock options or nonstatutory stock options. The exercise prices of incentive stock options granted under the plan are not less than the fair market value on the date of the grant, as determined by the Board of Directors. The exercise prices of nonstatutory stock options granted under the plan are not less than 85% of the fair market value on the date of the grant, as determined by the Board of Directors. Options generally vest over approximately four years, pursuant to a formula determined by the Company's Board of Directors, and expire after ten years. On May 21, 1997, the Company's stockholders approved an increase in the number of shares of Common Stock reserved for issuance under the plan from 4,000,000 to 4,800,000.

Activity under the plan was as follows:

                                                          SHARES SUBJECT TO
                                                         OUTSTANDING OPTIONS
                                                      -----------------------------
                                       SHARES                      WEIGHTED AVERAGE
                                     AVAILABLE                         EXERCISE
                                     FOR GRANT         SHARES            PRICE
                                     ---------         ------      ----------------
Balance at December 31, 1994          217,664         1,303,416        $    3.86
Additional authorization            1,600,000                --            --
Options granted                    (1,246,800)        1,246,800        $    9.14
Options exercised                          --           (57,630)       $    1.53
Options canceled                       19,918           (19,918)       $    6.51
                                   ----------        ----------        ---------
Balance at December 31, 1995          590,782         2,472,668        $    6.56
Additional authorization              800,000                --            --
Options granted                    (1,052,300)        1,052,300        $   19.75
Options exercised                          --          (446,556)       $    3.54
Options canceled                      140,326          (140,326)       $    8.38
                                   ----------        ----------        ---------
Balance at December 31, 1996          478,808         2,938,086        $   11.63
Additional authorization              800,000                --        $   --
Options granted                      (876,604)          876,604        $   33.55
Options exercised                          --          (387,759)       $    7.61
Options canceled                      105,535          (105,535)       $   19.94
                                   ----------        ----------        ---------
Balance at December 31, 1997          507,739         3,321,396        $   17.68
                                   ==========        ==========        =========

Options to purchase a total of 2,145,403 and 2,914,596 shares at December 31, 1997 and 1996, respectively, were exercisable. Of the options exercisable, 1,197,542 and 803,004 shares were vested at December 31, 1997 and 1996, respectively.

Non-Employee Directors' Stock Option Plan. In August 1993, the Board of Directors approved the 1993 Directors' Stock Option Plan (the "Directors' Plan"), which was amended in 1995. The Directors' Plan provides for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The maximum number of shares issuable under the Directors' Plan is 400,000.

The Directors' Plan provides immediate issuance of options to purchase an initial 40,000 shares of Common Stock to each new non-employee director joining the Board. The initial options are exercisable in five equal annual installments. Additionally, members who continue to serve on the Board will receive annual option grants for 10,000 shares exercisable in full on the first anniversary of the date of the grant. All options are exercisable at the fair market value of the stock on the date of grant. Through December 31, 1997, the Company had granted options under the Directors' Plan to purchase 267,500 shares of Common Stock at a weighted average exercise price of $8.71 (227,500 shares of Common Stock at a weighted average exercise price of $5.37 at December 31,
1996); 171,500 shares are vested and exercisable at December 31, 1997 (141,500 shares were vested and exercisable at December 31, 1996).

1996 Synteni Stock Plan. In December 1996, Synteni's board of directors approved and adopted the 1996 Equity Incentive Plan ("Synteni Plan"). Under the Synteni Plan, Synteni could grant an aggregate of 436,100 Incyte equivalent incentive stock options, nonstatutory stock options, stock bonuses or rights to purchase restricted stock. Incentive stock options could be granted to employees and nonstatutory options and rights to purchase restricted stock may be granted to employees, directors or consultants at exercise prices of no less than 100% and 85%, respectively, of the fair value of the common stock on the grant date, as determined by the board of directors. Options could be granted with different vesting terms from time to time and options expire no more than 10 years after the date of grant. All outstanding options at the time of the merger with Incyte were converted to options to purchase Incyte common stock, and the Synteni Plan was terminated. Activity under the plan, adjusted to Incyte equivalent shares, was as follows:

                                                       SHARES SUBJECT TO
                                                      OUTSTANDING OPTIONS
                                                     --------------------------
                                       SHARES                  WEIGHTED AVERAGE
                                     AVAILABLE                     EXERCISE
                                     FOR GRANT        SHARES        PRICE
                                     ---------        ------        -----
Shares authorized                    436,100              --           --
Options granted                     (282,904)        282,904        $0.80
Restricted stock issued              (24,920)                       $0.80
Options exercised                         --         (20,412)       $0.80
Options canceled                       3,863          (3,863)       $0.80
                                    --------        --------        -----
Balance at September 30, 1997        132,139         258,629        $0.80
                                    ========        ========        =====

Options to purchase a total of 36,411 shares at September 30, 1997 were vested and exercisable.

Excluded from the table above were stock options issued by Synteni to purchase 89,587 Incyte equivalent common shares at a weighted average exercise price of $1.49, in the period from October 1, 1997 to December 31, 1997. The Company recorded $1,658,000 of deferred compensation related to these options, which will be amortized over the vesting period of the options.

The following table summarizes information about stock options outstanding at December 31, 1997, for the 1991 Stock Plan, the 1993 Directors' Stock Option Plan and the Synteni 1996 Equity Incentive Plan

                                         OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                              --------------------------------------   -----------------------
                                               WEIGHTED     WEIGHTED                  WEIGHTED
                                                AVERAGE      AVERAGE                   AVERAGE
  RANGE OF                      NUMBER         REMAINING    EXERCISE     NUMBER       EXERCISE
EXERCISE PRICES               OUTSTANDING  CONTRACTUAL LIFE   PRICE    EXERCISABLE      PRICE
---------------               ---------------------------------------------------------------
$0.15 - 1.00                     434,284          7.35      $  0.78       212,065    $  0.75
$2.00 - 4.75                     236,382          5.98      $  3.00       204,382    $  3.04
$5.31 - 7.56                     419,108          6.99      $  7.19       419,108    $  7.19
$8.44 - 9.56                     729,279          7.79      $  8.73       729,279    $  8.73
$10.69 - 19.81                   546,143          8.21      $ 15.67       522,143    $ 15.59
$20.19 - 28.19                   858,330          8.99      $ 22.57       266,377    $ 20.81
$31.00 - 36.63                   512,000          9.81      $ 35.57           --     $  0.00
$40.25 - 43.88                   112,000          9.80      $ 41.90           --     $  0.00
                               ---------          ----      -------     ---------    -------
$0.15 - 43.88                  3,847,526          8.20      $ 15.92     2,353,354    $ 10.13

In July 1996, in connection with the Genome Systems transaction described in
Note 7 below, the Company issued, in exchange for an option to purchase capital stock of Genome Systems, an option to purchase 21,482 shares of Common Stock at an exercise price of $0.0235 per share. The option was not issued under the provisions of either plan described above. The option has been exercised with respect to 10,740 shares as of December 31, 1997. The remaining 10,742 shares under the option were exercised in January 1998.

Employee Stock Purchase Plan. On May 21, 1997, the Company's stockholders adopted the 1997 Employee Stock Purchase Plan ("ESPP"). The Company has authorized 400,000 shares of Common Stock for issuance under the ESPP. Each regular full-time and part-time employee is eligible to participate after one year of employment. The initial offering period commenced August 1, 1997 and ends October 31, 1999. As of December 31, 1997, $238,000 has been deducted from employees' payroll.


NOTE 5.  INCOME TAXES

As of December 31, 1997, the Company had federal net operating loss carryforwards of approximately $27,800,000. The Company also had federal research and development tax credit carryforwards of approximately $2,800,000. The net operating loss carryforwards will expire at various dates, beginning on 2009, through 2012 if not utilized.

Significant components of the Company's deferred tax assets are as follows:

                                                         DECEMBER 31,
                                                  ------------------------
                                                    1997            1996
                                                  --------        --------
                                                         (in thousands)
Deferred tax assets:
  Net operating loss carryforwards                $ 10,000        $ 10,300
  Research credits                                   4,000           1,500
  Capitalized research and development               1,400           1,600
  Other, net                                         2,800           1,500
                                                  --------        --------
Deferred tax assets                                 18,200          14,900
Valuation allowance for deferred tax assets        (18,200)        (14,900)
                                                  --------        --------
Net deferred tax asset                            $     --        $     --
                                                  ========        ========

The valuation allowance for deferred tax assets increased by approximately $3,300,000, $2,800,000 and $4,100,000 during the years ended December 31, 1997,
1996 and 1995. Approximately $4,100,000 of the valuation allowance for deferred tax assets relates to benefits of stock option deductions which, when recognized, will be allocated directly to contributed capital.

Utilization of the net operating losses and credits may be subject to an annual limitation, due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions.

The provision for income taxes consists primarily of federal Alternative Minimum Tax and differs from the federal statutory rate as follows:


                                                        YEAR ENDED DECEMBER 31,
                                                                 1997
                                                        -----------------------
                                                            (in thousands)
Tax at U.S. federal statutory rate                                2,610
Use of net operating loss carryforwards                          (4,814)
Unbenefitted net operating losses                                 1,225
Non-deductible in-process research and development charges        1,108
Other                                                               419
                                                               --------
Provision for income tax                                       $    548
                                                               ========

NOTE 6.  DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan covering all domestic employees. Employees may contribute a portion of their compensation, which is then matched by the Company, subject to certain limitations. Defined contribution expense for the Company was $520,000, $244,000 and $0 in 1997, 1996 and 1995, respectively.


NOTE 7.  BUSINESS COMBINATIONS

In July 1996, the Company issued 408,146 shares of Common Stock in exchange for all of the capital stock of Genome Systems, a privately held genomics company located in St. Louis, Missouri. Genome Systems provides genomic research products and technical support services to scientists to assist them in the identification and isolation of novel genes. The merger has been accounted for as a pooling of interests and, accordingly, the Company's financial statements and financial data have been restated to include the accounts and operations of Genome Systems since inception.

In August 1996, the Company acquired all the common stock of Combion, Inc., a microarray technology company in Pasadena, California, in a stock-for-stock exchange, issuing 146,342 shares of its Common Stock valued at $3 million. The acquisition has been accounted for as a purchase transaction and, accordingly, the purchase price was allocated to assets and liabilities based on the estimated fair value as of the date of acquisition. The purchase price has been allocated based on the fair value of the net assets and the technology acquired (recorded as a charge to in-process research and development). Combion's results of operations have been included in the consolidated results of operations since the date of acquisition. Pro forma results of operations have not been presented because the effect of this acquisition was not material to the Company's consolidated results of operations or financial position.

In January 1998, the Company issued 2,340,237 shares of Common Stock in exchange for all of the capital stock of Synteni, Inc., a privately held microarray-based genomics company in Fremont, California. Synteni is developing and commercializing technology for generating microarrays and related software and services. The merger was accounted for as a pooling of interests and, accordingly, the Company's financial statements and financial data have been restated to include the accounts and operations of Synteni since inception.

The table below presents the separate results of operations for Incyte, Genome Systems, and Synteni prior to the respective mergers. Incyte's results include Genome Systems from August 1996.

                                          YEAR ENDED DECEMBER 31,
                                 ----------------------------------------
                                   1997            1996            1995
                                 --------        --------        --------
                                               (in thousands)
Revenues:
  Incyte                         $ 88,351        $ 40,051        $  9,908
  Genome                               --           1,734           2,304
  Synteni                           1,645             110              87
                                 --------        --------        --------
                                 $ 89,996        $ 41,895        $ 12,299
                                 ========        ========        ========

Net income (loss):
  Incyte                         $ 10,408        $ (6,724)       $(10,142)
  Genome                               --             106             205
  Synteni                          (3,500)           (515)             --
  Merger related expenses              --            (143)             --
                                 --------        --------        --------
                                 $  6,908        $ (7,276)       $ (9,937)
                                 ========        ========        ========

NOTE 8.  JOINT VENTURE

In September 1997, the Company formed a joint venture, diaDexus, in conjunction with SB, which will utilize genomic and bioinformatic technologies in the discovery and commercialization of molecular diagnostics. The Company and SB each hold a 50 percent equity interest in diaDexus and the Company accounts for the investment under the equity method. A portion of the investment is reflected as restricted cash and in accrued liabilities on the balance sheet since that balance is held in an escrow account and will be disbursed to diaDexus as needed in accordance with the joint venture agreement.


NOTE 9.  NEW PRONOUNCEMENTS

In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income ("SFAS 130"), and Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131") (collectively, the "Statements"). The Statements are effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standard for reporting of comprehensive income and its component in annual financial statements. SFAS 131 establishes standards for reporting financial and descriptive information about an enterprise's operating segments in its annual financial statements and selected segment information in interim financial reports. Reclassification or restatement of comparative financial statements or financial information for earlier periods is required upon adoption of SFAS 130 and SFAS 131, respectively. Application of the Statements' disclosure requirements will have no impact on the Company's consolidated financial position, results of operations or earnings per share data as currently reported.

NOTE 10.  SUBSEQUENT EVENTS

On January 6, 1998, Affymetrix, Inc. ("Affymetrix") filed a lawsuit in the United States District Court for the District of Delaware alleging infringement of U.S. patent number 5,445,934 (the "934 Patent") by both Synteni and Incyte. The complaint alleges that the 934 Patent has been infringed by the making, using, selling, importing, distributing or offering to sell in the U.S. high density arrays by Synteni and Incyte and that such infringement was willful. Affymetrix seeks a permanent injunction enjoining Synteni and Incyte from further infringement of the 934 Patent and, in addition, seeks damages, costs and attorney's fees and interest. Affymetrix further requests that any such damages be trebled based on its allegation of willful infringement by Incyte and Synteni. Incyte and Synteni believe they have meritorious defenses and intend to defend the suit vigorously. However, there can be no assurance that Incyte and Synteni will be successful in the defense of this suit, and litigation could result in substantial expenses and diversion of the efforts of management and technical personnel. Further, there can be no assurance that any license that may be required as a result of this suit or the outcome thereof would be made available on commercially acceptable terms, if at all.

In January 1998, the Company entered into a collaborative agreement with Oxford GlycoSciences plc ("OGS") to develop and commercialize proteomics databases for human, animal, plant and microbial organisms. In connection with the agreement, the Company made a $5.0 million equity investment in OGS. The Company intends to account for the investment under the cost method of accounting.